Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Resolute Energy Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-162209, 333-162210, 333-176147) on Form S-8, the registration statements (Nos. 333-166142, 333-167894, 333-183738) on Form S-3 and the registration statement (No. 333-183739) on Form S-4 of Resolute Energy Corporation of our report dated April 5, 2013, except as to Note 5 which is as of April 15, 2013 with respect to the Statements of Revenue and Direct Operating Expenses of the RSP Properties for each of the years in the two-year period ended December 31, 2012, which report appears in the Form 8-K/A of Resolute Energy Corporation dated April 15, 2013.

As discussed in Note 5 to the Statements, the 2012 and 2011 Statements of Revenue and Direct Operating Expenses have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Denver, Colorado

April 15, 2013